Exhibit 99.1

Point Therapeutics Announces Annual Meeting of Stockholders on June 20, 2006 in
                        Boston; Meeting will be Web Cast

    BOSTON--(BUSINESS WIRE)--June 13, 2006--Point Therapeutics, Inc. (NASDAQ: POTP) announced that it will hold its Annual Meeting of Stockholders on June 20, 2006 at 10:30 a.m., Eastern Time. All stockholders are invited to attend the meeting which will be held at the offices of Ropes & Gray, LLP, One International Place, 36th Floor, Boston, MA, 02110.
    After completion of the formal portion of the annual meeting, Don Kiepert, President and CEO, will review company achievements and discuss future company objectives.
    The meeting will also be Web cast on the company's Web site, www.pther.com at 10:30 a.m., Eastern Time, June 20, 2006. A replay will be available on www.pther.com following the meeting.

    About Point Therapeutics, Inc.:

    Point is a Boston-based biopharmaceutical company developing a portfolio of dipeptidyl peptidase (DPP) inhibitors for use in cancer, type 2 diabetes and as vaccine adjuvants. Point is currently studying its lead product candidate, talabostat, in two Phase 3 trials in non-small cell lung cancer. Point is also studying talabostat in several Phase 2 trials, including as a single-agent in metastatic melanoma, in combination with cisplatin in metastatic melanoma, in combination with rituximab in advanced chronic lymphocytic leukemia, and in combination with gemcitabine in metastatic pancreatic cancer. In addition, Point's portfolio includes two other DPP inhibitors in preclinical development--PT-630 for type 2 diabetes and PT-510 as a vaccine adjuvant.

    CONTACT: Point Therapeutics, Inc.
             Sarah Cavanaugh, 617-933-7508